                                                                  EXHIBIT 10.1

================================================================================

                              OPERATING AGREEMENT





                      of RecoveryNet Interactive, L.L.C.
                     a Delaware Limited Liability Company









                                August 1, 1996






================================================================================



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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I -- DEFINITIONS

 1.1  Definitions............................................................1
 1.2  Additional Definitions.................................................4
 1.3  Terms Generally........................................................4

ARTICLE II -- ORGANIZATION

 2.1  Formation of Company...................................................5
 2.2  Name...................................................................5
 2.3  Principal Place of Business............................................5
 2.4  Registered Agent and Registered Office.................................5
 2.5  Term...................................................................5
 2.6  Purpose................................................................6

ARTICLE III -- CAPITAL CONTRIBUTIONS

 3.1  Ownership Interests; Initial Capital Contributions.....................6
 3.2  Additional Capital Contributions.......................................6
 3.3  Effect of Failure to Contribute........................................6
 3.4  No Right to Withdraw...................................................8
 3.5  No Third Party Beneficiaries...........................................8

ARTICLE IV -- CAPITAL ACCOUNTS

 4.1  Capital Accounts.......................................................9
 4.2  Adjustments............................................................9
 4.3  Market Value Adjustments...............................................9
 4.4  Transfer..............................................................10

ARTICLE V -- ALLOCATION OF PROFITS AND LOSSES

 5.1  Determination.........................................................10
 5.2  Losses................................................................10
 5.3  Profits...............................................................10
 5.4  Nonrecourse Deductions................................................10
 5.5  Minimum Gain Chargeback...............................................10
 5.6  Qualified Income Offset...............................................11

                                    (i)

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                                                                           Page
                                                                           ----
 5.7  Gain Chargeback.......................................................11
 5.8  Tax Allocations.......................................................11
 5.9  Transfer..............................................................11
 5.10 Contributed Property..................................................12
 5.11 Tax Credits...........................................................12
 5.12 Distributions of Cash.................................................13
 5.13 Distributions Subject to Expenses.....................................13

ARTICLE VI -- MANAGEMENT AND CONTROL

 6.1  Officers of the Company...............................................13
 6.2  Matters Requiring Member Consent......................................14
 6.3  Matters Requiring Unanimous Consent...................................15
 6.4  Budgets and Business Plans............................................16
 6.5  Meetings of the Members...............................................17

ARTICLE VII -- TRANSFER OF OWNERSHIP INTERESTS

 7.1  Transfer Restrictions; Permitted Transfers............................18
 7.2  Right of First Refusal................................................19
 7.3  General Conditions on Transfers.......................................20
 7.4  Rights of Transferees.................................................20
 7.5  Effect of Attempted Transfer..........................................21
 7.6  Indemnification in Case of Unauthorized Transfers.....................21

ARTICLE VIII -- DISSOLUTION

 8.1  Dissolution...........................................................21
 8.2  Continuation after Certain Withdrawals................................21

ARTICLE IX -- LIQUIDATION

 9.1  Liquidation...........................................................22
 9.2  Priority of Payment...................................................22
 9.3  Capital Account Deficit Make-Up Requirement...........................22
 9.4  Liquidating Distributions to Members..................................23


                                    (ii)

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                                                                           Page
                                                                           ----
ARTICLE X -- COVENANTS, REPRESENTATIONS AND WARRANTIES

 10.1  Confidentiality......................................................23
 10.2  Representations......................................................24

ARTICLE XI -- INDEMNIFICATION

 11.1  Members' Indemnification.............................................24
 11.2  Indemnification as to Actions or Omissions in Company's Business.....25
 11.3  Cross Indemnification................................................25
 11.4  Indemnification Procedures...........................................25

ARTICLE XII -- BOOKS, RECORDS, ACCOUNTING AND REPORTS

 12.1  Maintenance of Books and Records.....................................26
 12.2  Operating and Financial Statements...................................26
 12.3  Other Information....................................................26
 12.4  Tax Matters Member...................................................26

ARTICLE XIII -- MISCELLANEOUS

 13.1  Governing Law........................................................27
 13.2  Notice...............................................................27
 13.3  Counterparts.........................................................28
 13.4  Entirety.............................................................28
 13.5  Amendment............................................................28
 13.6  Waiver of Partition and Dissolution..................................28
 13.7  Severability.........................................................28
 13.8  Parties in Interest..................................................28
 13.9  Further Assurances...................................................28
 13.10 No Right of Set Off..................................................29
 13.11 No Strict Construction...............................................29
 13.12 No Waiver............................................................29
 13.13 Headings.............................................................29
 13.14 Costs and Expenses of Agreement......................................30
 13.15 Dealing with Related Parties.........................................30
 13.16 Other Activities.....................................................30


Exhibit A - Initial Budget and Three-Year Business Plan................... A-1

                                    (iii)

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                             OPERATING AGREEMENT OF

                         RECOVERYNET INTERACTIVE, L.L.C.


     This Operating Agreement (this "Agreement") is made and entered into as of August 1, 1996 by and among TCI Online RecoveryNet Holdings, Inc. ("TCII"), a Colorado corporation, and Recovery Network, Inc., a Colorado corporation ("RTV").

     In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. The following terms used in this Agreement will have the meanings specified below, unless otherwise provided in this Agreement:

     "Accountant" means the Company's independent public accountant or accounting firm that audits the Company's financial statements and prepares any financial or tax determination required under this Agreement.

     "Act" means the Delaware Limited Liability Company Act.

     "Additional Capital Contribution" means a capital contribution that a Member makes pursuant to Section 3.2 or 3.3, including any Excess Contribution.

     "Affiliate" of a Person means any Person that controls, is controlled by or is under common control with, such Person. For purposes of this definition, "control" means (i) the ownership, directly or indirectly, of equity securities or other ownership interests in a Person by another Person, which represent more than 50% of the voting power in such Person, or (ii) the power to direct the management and policies of any Person, whether through the ability to elect or appoint a majority of the directors or similar officials of such Person, by contract or otherwise.

     "Bankruptcy" of a Member will be deemed to have occurred upon the happening of any of the following:

          (1) the valid appointment of a receiver or trustee to administer all or a substantial portion of such Member's assets or its Ownership Interest;



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          (2) the filing by such Member of a voluntary petition for relief under the Bankruptcy Code or of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

          (3) the making by such Member of a general assignment for the benefit of creditors;

          (4) the filing by such Member of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a petition for relief filed against it in any proceeding under the Bankruptcy Code; or

          (5) the entry of an order, judgment or decree by any court of competent jurisdiction, granting relief against such Member in a proceeding under the Bankruptcy Code if such order, judgment or decree continues unstayed and in effect for a period of 30 days after such entry.

     "Bankruptcy Code" means the Bankruptcy Code of 1978, as amended.

     "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Colorado) on which banks are open for business in Denver, Colorado.

     "Business Plan" means the overall business plan of the Company prepared and approved in accordance with Article VI, to include the Budget, marketing and advertising plans, developmental plans, merchandising plans, distribution plans and such other matters as may be deemed appropriate.

     "Capital Account" means the capital account maintained for each Member in accordance with the provisions of this Agreement and the ss.704(b) Regulations.

     "Capital Contribution" means any contribution by a Member to the Company which is either an Initial Capital Contribution or an Additional Capital Contribution.

     "Code" means the Internal Revenue Code of 1986 (including corresponding provisions of subsequent revenue laws).

     "Company" means the limited liability company formed pursuant to this Agreement.

     "Confidential Information" means confidential or proprietary information developed or acquired by the Company other than information which (i) is or becomes publicly known, through no wrongful act on the part of any person who shall have received such information, (ii) is independently developed by such person or (iii) is explicitly approved for release by the Company.

     "Controlled Affiliate" means an Affiliate of a Person which such Person controls, whether by ownership of voting securities, contract or otherwise.

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     "Distribution" means any cash or other property distributed by the Company to the Members in accordance with Section 5.12, 9.2(d) or 9.4.

     "Fair Market Value" means as to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm's-length transaction without time constraints, and without being under any compulsion to buy or sell.

     "Fiscal Year" means the fiscal year of the Company.

     "Initial Capital Contribution" means the initial capital contribution made by a Member pursuant to Section 3.1.

     "License Agreement" means the Distribution Agreement dated as of July ___, 1996 between the Company and RTV.

     "Liquidation" means the process of terminating the Company under Article IX after its dissolution.

     "Losses" means the Company's net loss (including deductions) for any Tax Year, determined under Section 5.1.

     "Member Consent" means the written consent of Members owning at least 66 2/3% of the Ownership Interests.

     "Member" or "Members" means any or all of TCII, RTV and any other Person hereafter admitted to the Company in accordance with the terms of this Agreement.

     "Ownership Interest" means, with respect to each Member, the entire interest of such Member in the Company, including its interest in the Profits and Losses of the Company, its Capital Account, its rights to a distributive share of the Company's assets, and all other rights and obligations of such Member under this Agreement, expressed as a percentage interest, as initially specified in Schedule 1, as amended from time to time as provided in this Agreement.

     "Person" means an individual or corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

     "Profits" means the Company's taxable income for federal income tax purposes for any Fiscal Year, as adjusted for book items and determined under
Section 5.1.

     "Regulations" means the Treasury Regulations (including temporary and, at the option of the Tax Matters Member, proposed, regulations) promulgated under any section of the Code, as amended from time to time (including corresponding provisions of succeeding regulations). The

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"ss.704(b) Regulations" and "ss.704(c) Regulations" refer to such Treasury
Regulations promulgated under those two sections of the Code, respectively.

     "Service" means the provision of on-line information addressing interests of individuals recovering from or affected by substance abuse, addiction or related mental health disorders.

     "Tax Year" means the taxable year of the Company, including both 12-month and short taxable years.

     "Transfer" means a sale, assignment, mortgage, hypothecation, pledge, encumbrance, transfer or other disposition, whether voluntary or by operation of law.

     1.2 Additional Definitions. The following terms are defined in the Sections indicated below:

            Defined Term                              Section
            ------------                              -------
            Budget                                      6.4
            Capital Call                                3.2
            CEO                                         6.1
            Company Subordinated Loan                   3.3
            Contributing Member                         3.3
            Contribution Date                           3.3
            Covering Member                             3.3
            Default Budget                              6.4
            Default Budget Year                         6.4
            Effective Date                              7.4
            Election Period                             7.2
            Excess Contribution                         3.3
            First Year Commitment                       3.2
            Liability                                  11.1
            Liquidating Agent                           9.1
            Non-Contributing Member                     3.3
            Offer Notice                                7.2
            Offeree                                     7.2
            Offeror                                     7.2
            Restricted Transfer Period                  7.1
            Sponsored Health Information Business      13.1
            Tax Matters Member                         12.4
            Third Party Offer                           7.2

     1.3 Terms Generally. The definitions in Sections 1.1 and 1.2 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any

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pronoun will include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." All references to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.


                                  ARTICLE II
                                 ORGANIZATION

     2.1 Formation of Company. The Members formed the Company pursuant to the Act for the purposes and upon the terms and conditions set forth in this Agreement on August 6, 1996, by filing a Certificate of Formation with the Delaware Secretary of State. The Company will sign, file and record any documents required under applicable law and take such other appropriate actions to comply with the requirements of formation and operation of a limited liability company and the conduct of business under the laws of the State of Delaware and any other appropriate jurisdiction.

     2.2 Name. The name of the Company will be RecoveryNet Interactive, L.L.C. The business of the Company may be conducted under such other name or names as the Members may from time to time determine pursuant to Section 6.2. The name and any trade or service names, marks, emblems or logos used by the Company will be the exclusive property of the Company (except as otherwise provided in the License Agreement), and no Member will have the right to use any such name, mark, emblem or logo other than on behalf of the Company.

     2.3 Principal Place of Business. The principal place of business of the Company will be at 506 Santa Monica Boulevard, Suite 400, Santa Monica, California 90401, or such other place designated from time to time by the Members.

     2.4 Registered Agent and Registered Office. The registered agent of the Company for service of process will be the Corporation Service Company. The registered office of the Company will be 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The Company may change its registered office or registered agent in Delaware in accordance with the Act.

     2.5 Term. The term of the Company will commence on the date of this Agreement and will continue through December 31, 2044, unless earlier terminated in accordance with this Agreement.

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     2.6 Purpose. The principal purposes of the Company are (i) to acquire, develop, market and distribute programming, information and services (including, without limitation, the Service) related to the needs of individuals affected by alcohol, drug, and other addictive behavioral issues such as depression, anxiety , eating or stress disorders and (ii) to engage in related activities and to conduct such other related businesses or activities as are incidental, related, convenient or appropriate to such purposes. The Company will have all powers necessary to engage in any and all activities which the Members deem necessary or desirable to accomplish the purposes of the Company.


                                  ARTICLE III
                             CAPITAL CONTRIBUTIONS

     3.1 Ownership Interests; Initial Capital Contributions.

          (a) The initial Ownership Interest of each Member is the percentage set forth in Schedule 1. Except as expressly provided in this Agreement or as may result from a transfer of Ownership Interests required or permitted by this Agreement, the Ownership Interest of a Member will not be subject to increase or decrease without such Member's prior consent.

          (b) Contemporaneously with the execution of this Agreement, each Member will contribute or cause to be contributed to the Company as its Initial Capital Contribution the cash or other property set forth opposite its name in Schedule 1. The value of such contribution as specified in
     Schedule 1 will be credited to the applicable Member's Capital Account and such value will be treated as the amount contributed as such Member's Initial Capital Contribution.

     3.2 Additional Capital Contributions. Except as provided in this Article III or Sections 6.3 or 9.3, the Members will not be required to make Additional Capital Contributions to the Company. The Members will be required to make Additional Capital Contributions in cash to the Company in the amount of $200,000 each at such time during the initial Fiscal Year of the company as specified by the CEO and in amounts as specified in the Budget for each Fiscal Year following the initial Fiscal Year (or the Default Budget, as applicable), and the Members will instruct the CEO to cause such Additional Capital Contributions to be applied in a manner consistent with such Budget. The responsibility for the payment of required Additional Capital Contributions will be allocated among the Members pro rata according to their Ownership Interests.

     The Additional Capital Contributions required of the Members under this
Section 3.2 will be due and payable on the date specified in the applicable Budget or authorization for such Additional Capital Contribution, or, in the case of the initial Fiscal Year, the date specified by the CEO (the "Contribution Date"). The aggregate Additional Capital Contribution due and payable on each Contribution Date shall constitute a "Capital Call."

     3.3 Effect of Failure to Contribute.

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          (a) If any Member (the "Non-Contributing Member") fails to contribute its full pro rata share of an Additional Capital Contribution on or before the Contribution Date, the provisions of Section 3.3(c) will apply. In addition, a Member may cause a written notice to be provided within 30 days after the Contribution Date to each of the Member(s) which contributed its full pro rata share of the Additional Capital Contribution (the "Contributing Member(s)"), offering to each Contributing Member, on a pro rata basis (based upon the proportion that such Contributing Member's Profits Interest bears to the aggregate Profits Interests of all Contributing Members), the opportunity to advance or contribute to the Company, all or a portion of the unpaid amount of the Additional Capital Contribution during the period ending 20 days after the receipt of such written notice (the "Additional Contribution Period"). If a Contributing Member (the "Covering Member") pays a share of a Non-Contributing Member's Additional Capital Contribution within the Additional Contribution Period, the amount so paid will be deemed at the option of such Covering Member (to be stated in writing at the time such payment is made) to be either (i) a loan made by such Covering Member to the Company (a "Company Subordinated Loan") to be governed by Section 3.3(b), or (ii) an Additional Capital Contribution to the Company by the Covering Member in excess of its pro rata share of an Additional Capital Contribution (an "Excess Contribution"). If a Covering Member does not indicate an election of treatment pursuant to the preceding sentence, the Covering Member will be deemed to have made the Excess Contribution election. If the entire unpaid amount of Additional Capital Contributions is not advanced or contributed within the Additional Contribution Period, the Covering Member(s) which advanced or contributed their full pro rata share of such unpaid amount may, within 10 days after the end of the Additional Contribution Period, advance or contribute the remaining unpaid amount on a pro rata basis (based upon the proportion that each such Covering Member's Ownership Interest immediately prior to such Excess Contribution bears to the aggregate Ownership Interests of all such Covering Members immediately prior to such Excess Contribution) or on such basis as such Covering Members may otherwise agree.

     Notwithstanding the foregoing, if all of the Contributing Members agree, then one or more Contributing Members may, on or before the date 15 days after the expiration of the Additional Contribution Period, advance to the Company as a Company Subordinated Loan amounts which in the aggregate equal the full amount of Additional Capital Contributions originally requested from all Members in the applicable Capital Call, in which case upon the funding of such Company Subordinated Loan, the Capital Call in question will be rescinded and all amounts previously contributed by Members in response to the Capital Call will be returned promptly without interest. The Contributing Members shall agree among themselves as the amount, if any, to be so advanced by each Contributing Member.

          (b) In the event Covering Member(s) elect to advance a share of one or more Non-Contributing Members' Additional Capital Contribution(s) as Company Subordinated Loan(s) pursuant to Section 3.3(a), then the amount so advanced will (i) become an obligation of the Company to such lending Covering Member(s), (ii) will bear interest, at an annual rate of [3.0] percentage points above the interest rate announced publicly from time to time by The Bank of New York as its prime lending rate (adjusted as and when changes in such prime lending rate occur), or the highest rate of interest legally permitted, whichever interest rate is lower, compounded quarterly,

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     (iii) will be repaid to the lending Covering Member(s), if permitted by the terms of all loan(s) and credit agreement(s) entered into by the Company with any lender which is not a Member or an Affiliate of any Member, at such time as the Company generates sufficient net income, other sources of borrowed funds are available, or Additional Capital Contributions have been made, to permit such repayment without impairing the solvency of the Company, and (iv) will be repaid prior to any Distributions to the Members. Notwithstanding the foregoing, any unpaid Company Subordinated Loans will become immediately due and payable in full upon dissolution of the Company, upon a merger of the Company into another Person or upon consummation of a sale or other disposition of all or substantially all of the Company's assets. The Members will cause the Company promptly to deliver to each lending Covering Member a promissory note evidencing the Company Subordinated Loan made by such Member. All Company Subordinated Loans will be deemed loans by such lending Covering Members to the Company and will not be deemed Capital Contributions.

          (c) If one or more Members is a Non-Contributing Member, then after expiration of the periods referred to in Section 3.3(a) for the making of Excess Contributions and Company Subordinated Loans, unless the applicable Capital Call is rescinded as specified in Section 3.3(a), each of the Member's respective Ownership Interest shall be reduced or increased to a fraction, the numerator of which is (i) the cumulative sum of all Capital Contributions (including Initial Capital Contributions and Additional Capital Contributions), if any, made by such Member (including Capital Contributions made by such Member in response to the Capital Call in question), and the denominator of which is (ii) the cumulative sum of all Capital Contributions (including Initial Capital Contributions, Additional Capital Contributions, and Excess Contributions) made by all Members (including Capital Contributions made by all Members in response to the Capital Call in question). Such adjustments to the Ownership Interests of the Members shall be effective as of the Contribution Date for the Additional Capital Contributions in question.

          (d) Whenever any Member's Ownership Interest is adjusted pursuant to this Section or Section 3.4, or there is a Transfer of an Ownership Interest, the CEO will amend Schedule 1 as of the effective date of such adjustment or Transfer to reflect the new Ownership Interests of all Members.

     3.4 No Right to Withdraw. No Member will have the right to withdraw any amount from its Capital Account or to receive any Distribution, except in accordance with the terms of this Agreement. No Member will have the right to demand or, except as otherwise provided in this Agreement, receive a Distribution of property other than cash. No Member will be entitled to interest on its Capital Contributions or on the positive balance in its Capital Account. No Member will be entitled to resign or retire from the Company except upon the Company's dissolution or except as provided in Section 3.6.

     3.5 No Third Party Beneficiaries. The obligations of the Members to make Capital Contributions under the terms of this Agreement will not be construed as conferring any rights or benefits on any third party, including the holder of any obligation or indebtedness of the Company or any obligation secured by a mortgage, deed of trust or other encumbrance upon the assets of the Company.


                                  ARTICLE IV
                               CAPITAL ACCOUNTS

     4.1 Capital Accounts. A Capital Account will be maintained for each Member and will be credited, charged and otherwise adjusted as required by Code ss. 704(b) and the ss. 704(b) Regulations. Each Member's Capital Account will be:

          (a) Credited with (i) the amount of cash and the Fair Market Value of any property contributed by the Member to the capital of the Company, (ii) the Member's allocable share of Profits, (iii) the amount of any liabilities of the Company assumed by the Member or secured by any property distributed to the Member, and (iv) all other items properly credited to Capital Account as required by the ss. 704(b) Regulations; and

          (b) Charged with (i) the Member's allocable share of Losses, (ii) the Distributions made to the Member, (iii) the amount of liabilities of the Member assumed by the Company or secured by property contributed to the Company by the Member, and (iv) all other items properly charged to Capital Account as required by the ss. 704(b) Regulations.

All credits and charges to Capital Accounts with respect to Profits and Losses will be allocated among the Members in accordance with the provisions of Article
5. Any unrealized appreciation or depreciation with respect to any asset distributed in kind will be allocated among the Members in accordance with the provisions of Article 5 as if such asset had been sold for its Fair Market Value on the date of distribution, and the Members' Capital Accounts will be adjusted to reflect both the deemed realization of such appreciation or depreciation and the Distribution of such property.

     4.2 Adjustments. The Members intend to comply with the ss. 704(b) Regulations in all respects, and the Members agree to adjust the Capital Accounts of the Members to the full extent that the ss. 704(b) Regulations may apply (including applying the concepts of qualified income offsets and minimum gain chargebacks). To this end, the Members agree to make any Capital Account adjustment that is necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital of the Company reflected on its balance sheet (as computed for book purposes), as long as such adjustments are consistent with the underlying economic arrangement of the Members and are based, wherever practicable, on federal tax accounting principles.

     4.3 Market Value Adjustments. The Members agree to make appropriate capital account adjustments upon any transfer of an Ownership Interest, including those that apply upon the constructive liquidation of the Company under ss. 708(b) of the Code, all in accordance with the ss. 704(b) Regulations.

     4.4 Transfer. If all or part of any Ownership Interest is transferred in accordance with the terms of this Agreement, the Capital Account of the transferor that is attributable to the transferred interest will carry over to the transferee.


                                   ARTICLE V
                       ALLOCATION OF PROFITS AND LOSSES

     5.1 Determination. The terms "Profits" and "Losses" shall mean, respectively, the net profits and losses of the Company determined on a yearly basis in accordance with the method of accounting for federal income tax purposes except that such net profit or loss will be determined (a) by including as an item of income any income that is exempt from taxation, (b) by deducting as an expense any expenditure of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, or deemed not deductible in computing its taxable income and not properly chargeable to a Capital Account in accordance with the ss.704(b) Regulations and (c) by calculating the gain, loss, depreciation and amortization on property which is reflected in the Capital Accounts at a book basis different from the basis of such property for federal income tax purposes based on the book basis of such property in accordance with the ss.704(b) Regulations. Any allocation of Profits or Losses will be considered a pro rata allocation of each item entering into the computation of Profits and Losses.

     5.2 Losses. Losses of the Company for each Tax Year will be allocated to the Members in proportion to their respective Ownership Interests.

     5.3 Profits. Profits of the Company for each Tax Year will be allocated to the Members in proportion to their respective Ownership Interests.

     5.4 Nonrecourse Deductions. Losses attributable to Company nonrecourse liabilities (for which no Member bears the economic risk of loss) will be allocated in the same manner as Losses are allocated pursuant to Section 5.2, and Losses of the Company attributable to Member nonrecourse liabilities (which are nonrecourse to the Company, but for which one or more Member bears the economic risk of loss) will be allocated, notwithstanding the general rule on allocation of Losses stated in Section 5.2, to those Members bearing the economic risk of loss for the liability. The allocation of liabilities to property, the determination of nonrecourse deductions, the effect of property revaluations and all other issues affecting the allocation of nonrecourse deductions will be determined in accordance with the ss. 704 Regulations.

     5.5 Minimum Gain Chargeback. Notwithstanding the general rule on allocation of Profits stated in Section 5.3, if there is a net decrease in Company minimum gain for any Tax Year, each Member will be allocated items of Company Profits for such year equal to such Member's share of the net decrease in Company minimum gain. If there is a net decrease in Member nonrecourse debt

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minimum gain for any Tax Year, each Member having a share of such minimum gain will be allocated items of Company Profits equal to such Member's share of such net decrease in Company nonrecourse minimum gain. The determination of net decreases in Company minimum gain and Member nonrecourse debt minimum gain, allocations of such net decreases, exceptions to minimum gain chargebacks and all other issues affecting the minimum gain chargeback requirements will be determined in accordance with the ss. 704(b) Regulations.

     5.6 Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in the qualified income offset provisions of the ss. 704(b) Regulations, then such Member will be allocated items of income and gain in an amount and manner sufficient to eliminate any adjusted negative balance (determined under the ss. 704(b) Regulations, including adjustments to reflect reasonably expected future items) in such Member's Capital Account as quickly as possible. Such items will consist of a pro rata portion of each item of Company income (including gross income) and gain of the Company for such Tax Year. If more than one Member receives such an allocation, such items will be allocated among them in the ratio of the adjusted negative balances in their Capital Accounts.

     5.7 Gain Chargeback. Notwithstanding the general rule stated in Section 5.3 but subject to the prior application of the minimum gain chargeback and qualified income offset rules stated in Sections 5.5 and 5.6, Profits of the Company incident to its dissolution and Liquidation will be allocated among the Members as follows: (a) if one or more Members have a negative Capital Account balance, to such Members in proportion to and to the extent of such negative balance until all such negative balances are eliminated, (b) if the positive balances in the Members' Capital Account balances are not in proportion to their respective Ownership Interests, to the Members to the minimum extent and in the proportion necessary to make positive Capital Account balances of the Members be in proportion to their respective Ownership Interests, and (c) to the Members in proportion to their respective Ownership Interests.

     5.8 Tax Allocations. Allocation of items of income, gain, loss and deduction of the Company for federal income tax purposes for a Tax Year will be allocated, as nearly as is practicable, in accordance with the manner in which such items are reflected in the allocations of Profits and Losses among the Members for such Tax Year. To the extent possible, principles identical to those that apply to allocations for federal income tax purposes will apply for state and local income tax purposes.

     5.9 Transfer. If any Ownership Interest is transferred during any Tax Year of the Company (whether by liquidation of an Ownership Interest, transfer of all or part of an Ownership Interest or otherwise), the books of the Company will be closed as of the Effective Date of transfer. The Profits or Losses attributed to the period from the first day of such Tax Year through the Effective Date of transfer will be allocated to the transferor, and the Profits or Losses attributed to the period commencing on the effective date of transfer will be allocated to the transferee. In lieu of an interim closing of the books of the Company and with the agreement of the transferor and transferee, the Members may agree to allocate Profits and Losses for such Tax Year between the transferor and transferee based on a daily proration of items for such Tax Year or any other reasonable method of allocation (including an allocation of extraordinary Company items, as determined by the Members, based on when such items are recognized for federal income tax purposes).

     5.10 Contributed Property. All items of gain, loss and deduction with respect to property that is reflected in the Capital Accounts of the Members at a basis different from such property's adjusted tax basis will, solely for tax purposes, be allocated among the Members so as to take into account the variation between the adjusted tax basis of the property and the basis reflected in the Member's Capital Account according to the principles of the ss.704(c) Regulations. For example, if there is built-in gain with respect to certain property at the time of such property's contribution to the Company, upon the Company's sale of that property the pre-contribution taxable gain (as subsequently adjusted under the ss. 704(c) Regulations during the period such property was held by the Company) would be allocated to the contributing Member (and such pre-contribution gain would not again create a Capital Account adjustment since the property was credited to Capital Account upon contribution at its Fair Market Value). Except as limited by the following sentence, the allocation of tax items with respect to ss. 704(c) property to Members that do not reflect a basis difference with respect to such property in their Capital Accounts will, to the extent possible, be equal to the allocation of the corresponding book items made to such Members with respect to such property. If book allocations of cost recovery deductions (such as amortization or depreciation) exceed the tax allocations of those items so that the ceiling rule of the ss. 704(c) Regulations applies, the Company will make curative allocations or remedial allocations of tax items only with the consent of all Members. All tax allocations made under this Section 5.10 will be made in accordance with ss. 704(c) of the Code and the ss. 704(c) Regulations.

     5.11 Tax Credits. To the extent that the federal income tax basis of an asset is allocated to the Members in accordance with the Regulations promulgated under ss. 46 of the Code, any tax credit attributable to such tax basis will be allocated to the Members in the same ratio as such tax basis. With respect to any other tax credit, to the extent that a Company expenditure gives rise to an allocation of loss or deduction, any tax credit attributable to such expenditure will be allocated to the Members in the same ratio as such loss or deduction. Consistent principles will apply in determining the Members' interests in tax credits that arise from taxable or non-taxable receipts of the Company. All allocations of tax credits will be made as of the time such credit arises. Any recapture of a tax credit will to the extent possible, be allocated to the Members in the same manner as the tax credit was allocated to them. Except as otherwise specifically provided in the ss. 704(b) Regulations (such as the adjustments required when there is an upward or downward adjustment in the tax basis of investment credit property), allocations of tax credits and their recapture will not be reflected by any adjustment to Capital Accounts.

     5.12 Distributions of Cash.

          (a) No cash Distributions may be made by the Company until after the date on which all Company Subordinated Loans, including interest accrued thereon to the date of payment, have been paid in full.

          (b) Notwithstanding the foregoing, on or before each March 15th prior to the date on which Distributions are first permitted under Section 5.12(a), the Members will cause the Company to make Distributions to each Member in an amount (as estimated by the Accountant) equal to the federal income taxes payable by such Member (assuming taxation of such Member at the highest applicable federal corporate tax rate) with respect to the portion of the Company's taxable income or gain for such Tax Year that was allocated to the Members in proportion to their respective Ownership Interests, but such Distributions will be made only to the extent of cash available to the Company (if any) from sources other than Company Subordinated Loans or other Company borrowings or Capital Contributions.

          (c) Once distributions are permitted to be made by the Company pursuant to Section 5.12(a), cash from operations, refinancing and sales or dispositions of Company property will be distributed to the Members at such times and in such amounts as the Members may determine pursuant to Section
     6.2. Except with respect to distributions incident to the Company's dissolution and Liquidation (which will be governed by Section 9.2), any such amounts that the Members determine to distribute pursuant to this
     Section 5.12(c) will be distributed to the Members in proportion to their respective percentage Ownership Interests at the time of such Distribution.

     5.13 Distributions Subject to Expenses. All Distributions are subject to the payment of Company obligations and expenses and to the establishment of reserves in the reasonable discretion of the Members for working capital, construction and other capital expenditures, maintenance, repair, operation, programming, development, expansion, replacements, loan amortization and interest payments and for any other reason the Members determine to be in the best interests of the Company pursuant to Section 6.2.


                                  ARTICLE VI
                            MANAGEMENT AND CONTROL

     6.1 Officers of the Company. The Company will be managed by the Members. Subject to the foregoing, the Members may appoint a Chief Executive Officer ("CEO"), who shall be responsible for the day-to-day operations of the Company subject to the oversight and control of the Members. The CEO shall serve for a term of a calendar year and be appointed by Member Consent. Vacancies may only be filled by unanimous consent of the Members and day-to-day operations of the Company shall be managed by the Members during any period when the office of the CEO is vacant. Any CEO may be appointed to an unlimited number of terms if agreed by the Members. The initial CEO shall be Jonathan Katch. The Company will have such additional officers including a President, Vice Presidents, Secretary and Chief Financial Officer, as may be determined pursuant to Section 6.3. The CEO and any such other officers will have no authority to take any action with respect to any of the matters enumerated in Sections 6.2 or 6.3 without first obtaining the requisite approval of the Members as provided in those Sections with respect to the transaction in question. Except as provided above or as otherwise determined pursuant to Section 6.3, the CEO and any such other officers will (i) have such powers as are usually exercised by comparably designated officers of a Delaware corporation and (ii) have the power to bind the Company through the exercise of such powers to the extent consistent with the terms of this Agreement.

     6.2 Matters Requiring Member Consent. Subject to Sections 6.1 and 6.3 and except to the extent expressly provided for in the then applicable Budget, all action by the Company will require Member Consent, including the following:

          (a) The incurrence of any expense, obligation or other liability of the Company of any kind not provided for in the then current Budget (other than loans or indebtedness for borrowed money subject to Section 6.3(p));

          (b) The modification of the name of the Service;

          (c) The modification of the name of the Company;

          (d) The sale or other transfer of any assets of the Company other than assets of immaterial value or assets sold in the ordinary course of business;

          (e) The making of Distributions to Members other than as required by
     Section 5.12(b);

          (f) Except in the case of purchase money financing approved in the Budget or otherwise obtained in an immaterial amount in the ordinary course of business, the mortgage, pledge, or grant of a security interest in any property of the Company;

          (g) The institution of any lawsuit or proceeding involving the Company or the settlement of any such matter pending or threatened against the Company;

          (h) The appointment of or a change in the Accountants for the Company; and

          (i) The adoption of or the making of a change in a significant tax or accounting practice or principle of the Company or the making of a significant tax or accounting election by the Company (other than an election under Section 754 of the Code made by the Tax Matters Member) or the adoption of any position for purposes of any tax return that would have a material effect on any Member (unless the taking of such position is expressly contemplated by this Agreement).

     6.3 Matters Requiring Unanimous Consent. No action may be taken by the Company in connection with any of the following matters without the prior approval of the owners of all of the Ownership Interests:

          (a) The adoption of each annual Budget, and the adoption of any modifications to such Budgets;

          (b) The adoption of each Business Plan and any modifications to such Business Plans;

          (c) The requesting of any Additional Capital Contributions not provided for in the then current Budget;

          (d) The dissolution of the Company pursuant to Section 8.1(a);

          (e) The sale or issuance of any additional ownership interest in the Company;

          (f) The lending of money to, or guaranteeing of obligations of, any other Person;

          (g) The amendment of this Agreement;

          (h) Acting other than in accordance with the purposes of the Company set forth in Section 2.6, or engaging in any business other than the businesses intended to be conducted by the Company as described in such Section, or the making of commitments on behalf of the Company to specific projects other than as provided for in the then current approved Business Plan;

          (i) The modification or termination of the License Agreement or any other material contract of or affecting the Company;

          (j) The entering into or modification of any transaction with a Member or an Affiliate of a Member;

          (k) The acquisition by the Company of an interest in any other Person;

          (l) The merger or consolidation of the Company with any other Person;

          (m) The selection of a Liquidating Agent pursuant to Section 9.1;

          (n) The filing for bankruptcy of the Company or the making of any assignment for the benefit of its creditors;

          (o) The sale, transfer or other disposition of all or substantially all of the assets of the Company;

          (p) the incurrence of loans or other indebtedness for borrowed money on behalf of the Company, except as provided for in the current Budget or in Section 3.2;

          (q) The appointment of any successor to the initial CEO, the authorization of additional officers of the Company or the delegation of powers to a CEO or such additional officers other than as contemplated in
     Section 6.1; and

          (r) All matters relating to (i) the employment, compensation or removal of any CEO prior to the expiration of his term of office or (ii) the payment or agreement by the Company to pay cash compensation to any officer or employee of the Company whose aggregate annual cash compensation exceeds, or would exceed by reason of a contemplated increase exceed, $100,000.

     6.4 Budgets and Business Plans.

          (a) Attached to this Agreement as Exhibit A is the Company's capital expenditure and operating budget (a "Budget") for the period ending June 30, 1997 and the Business Plan for such period, which has been approved by the Members.

          (b) At least 60 days prior to July 1, 1997 and each succeeding July 1, the CEO will provide the Members with a proposed Budget for the forthcoming Fiscal Year (or such longer period as the Members may agree to pursuant to Section 6.3), for approval in accordance with Section 6.3, which Budget will include (i) an income statement prepared on an accrual basis which will show in reasonable detail the revenues and expenses projected for the Company's business for such Fiscal Year, (ii) a cash flows statement which will show in reasonable detail the receipts and disbursements projected for the Company's business for such Fiscal Year and the amount of any corresponding cash deficiency or surplus, (iii) any contemplated borrowings of the Company, (iv) the Additional Capital Contributions required of the Members and (v) in the case of the Budget for the 1997 Fiscal Year, all items contained in the Budget attached as Exhibit A for the six-month period ending June 30, 1997.

          (c) If the Budget for Fiscal Year beginning on July 1, 1997 or any year thereafter has not been approved by the Members by June 30 of the preceding Fiscal Year, the Budget for the preceding year will remain in effect (the "Default Budget") for such new year (the "Default Budget Year"), as adjusted (without duplication) to reflect increases or decreases resulting from the following events:

               (i) the operation of escalation or de-escalation provisions in contracts in effect at the time of approval of the prior Fiscal Year's Budget solely as a result of the passage of time or the occurrence of events beyond the control of the Company to the extent such contracts are still in effect and have not been terminated;

               (ii) elections made in any prior Fiscal Year under contracts contemplated by the Budget for the prior Fiscal Year regardless of which party to such contracts makes such election;

               (iii) increases or decreases in expenses attributable to the annualized effect of employee additions or reductions during the prior Fiscal Year contemplated by the Budget for the prior Fiscal Year;

               (iv) interest expense attributable to any loans made to the Company (including Member loans);

               (v) increases or decreases in overhead expenses in an amount equal to the total of overhead expenses reflected in the Budget for the prior Fiscal Year (excluding nonrecurring items) multiplied by the increase or decrease in the Consumer Price Index for the prior year (but in no event will such change be more than 5% of the corresponding items in the prior Fiscal Year Budget); and

               (vi) decreases in expense attributable to non-recurring items reflected in the prior Fiscal Year's Budget.

          (d) Following the approval of the Budget for a Fiscal Year (or deemed approval in the case of a Default Budget), the CEO will cause a copy of such Budget to be delivered to each Member. In the event any modification to the Budget is adopted in accordance with this Agreement, the CEO will promptly issue a revised Budget reflecting such modification for the remainder of such Fiscal Year and deliver a copy of it to each Member.

          (e) At the time of submission of each Budget, the CEO will provide the Members with a three-year Business Plan for the following three Fiscal Years for approval in accordance with Section 6.3.

     6.5 Meetings of the Members.

          (a) The Members will hold regular meetings no less frequently than quarterly and will establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. The Members may meet by means of telephone, conference telephone or similar communications equipment. A Member or Members owning not less than 33-1/3% of the Ownership Interests will have the right to call a special meeting of the Members at any time or from time to time by giving prior written notice of the time, date and location (which will be at the principal office of the Company unless otherwise agreed) or means of conducting such meeting to each other Member. Unless a longer notice period is established by the Members owning a majority of the Ownership Interests, at least three Business Days' prior notice of a special meeting will be required. Any Member may waive notice to such Member of any meeting in writing before, at or after such meeting. The attendance of a Member at a meeting will constitute a waiver of notice of such meeting, except when a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called. Except as otherwise determined by the Members owning a majority of the Ownership Interests, all regular meetings of the Members will be held at the principal office of the Company.

          (b) A quorum for the taking of action at any meeting of the Members will exist if owners of a majority of the Ownership Interests are present at such meeting, provided that all Members have received prior written notice of such meeting or have waived such notice as provided in Section 6.5(a), except that a quorum for a meeting at which matters described in
     Section 6.3 will be voted on will exist if owners of at least 66-2/3% of the Ownership Interests are present. Except where a greater vote is required by the terms of this Agreement, any action required or permitted to be taken by the Members must be by the affirmative vote of the owners of a majority of the Ownership Interests or, in lieu of a meeting, by the written consent (which may be executed in counterparts) of the owners of a percentage of the Ownership Interests which would be required to approve such action at a meeting of the Members. Notice specifying any action taken by written consent shall promptly be given to all Members. Each Member entitled to vote at a meeting of the Members may authorize another Person to act for such Member by proxy, provided that such proxy must be signed by the Member and will be revocable by such Member at any time prior to such meeting. Minutes of each meeting of the Members will be prepared and circulated to the Members. Written consents to any action taken by the Members will be filed with the minutes.


                                  ARTICLE VII
                        TRANSFER OF OWNERSHIP INTERESTS

     7.1 Transfer Restrictions; Permitted Transfers. No Member may Transfer all or any part of its Ownership Interest in any manner whatsoever during the period from the date of this Agreement through June 30, 1999 (the "Restricted Transfer Period"), and a Member at any time may make:

          (a) A Transfer of all or a portion of its Ownership Interest with the prior written consent of the other Members,

          (b) A Transfer of all of its Ownership Interest to an Affiliate of such Member or,

          (c) A Transfer consisting of the pledge or granting of a security interest by a Member in its Ownership Interest or its right to Distributions from the Company, provided that no transfer of the Member's Ownership Interest will be permitted in connection with the foreclosure or other enforcement of such pledge or security interest or otherwise, except in full compliance with all of the transfer restrictions in this Agreement (including the provisions of Section 7.2).

     7.2 Right of First Refusal.

          (a) Following expiration of the Restricted Transfer Period, a Member may Transfer all of its Ownership Interest in accordance with this Section
     7.2. If a Member has received and wishes to accept a bona fide written offer from a prospective third party purchaser (including another Member) to purchase all (but not less than all) of such Member's Ownership Interest for cash consideration (a "Third Party Offer"), such Member (the "Offeror") must first offer the other Members (the "Offeree"), on a pro rata basis in proportion to their respective Ownership Interests, the opportunity to purchase the Offeror's Ownership Interest for the consideration and on the other terms and conditions contained in the Third Party Offer. The offer will be made by a written notice (an "Offer Notice") to the Offeree in which the Offeror will (i) state its bona fide intention to transfer all of its Ownership Interest pursuant to the Third Party Offer, (ii) specify the percentage of the Offeror's Ownership Interest being offered to each Offeree and (iii) agree to provide such information as may reasonably be requested by the Offeree to evaluate the prospective transferee. The Offer Notice will be accompanied by a copy of the Third Party Offer which specifically identifies the Person making the Third Party Offer. Each Offeree will respond to the Offeror in writing, with a copy to the other Members, within 30 days after its receipt of the Offer Notice (the "Election Period") stating whether it elects to purchase all (but not less than all) of the Ownership Interest offered to it for purchase. Within five days after expiration of the Election Period, the Offeror will notify each subscribing Offeree in writing of the amount, if any, of the Offeror's Ownership Interest not subscribed for during such Election Period, and such subscribing Offeree may subscribe for a pro rata (or greater) share of such available Ownership Interest by giving written notice of its desired subscription to the Offeror within 15 days after the end of the Election Period. If more than the available Ownership Interest is subscribed for during such post-Election Period time, each such subscribing Offeree will have a right to its pro rata share of the applicable portion of the Offeree's Ownership Interest or such other share as may be agreed among them.

          (b) The Offeror will not be obligated to sell any portion of its Ownership Interest to the Offerees unless the Offerees have agreed to purchase, collectively, all of the Offeror's Ownership Interest. If the Offerees, collectively, fail to elect to purchase all of the Offeror's Ownership Interest, the Offeror will be free for a period of 90 days after the end of the Election Period (or post-Election Period, if applicable) to sell all (but not less than all) of its Ownership Interest to the Person which made the Third Party Offer for the cash consideration and upon the terms and conditions set forth in the Third Party Offer. If the Ownership Interest is not so sold during such 90-day period, the Offeror's right to transfer such Ownership Interest will again be subject to the provisions of this Section 7.2.

          (c) Unless the participating Members otherwise agree, the closing of any purchase by one or more Members pursuant to this Section 7.2 will be held at the principal office of the Company at 11:00 a.m. (local time) on the date that is the first Business Day that is more than 20 days after the date on which all of the Offeror's Ownership Interest has been subscribed for by the Offerees. At the closing the Offeror will transfer its Ownership Interest, free and clear of all liens, claims and encumbrances, and will deliver such bills of sale, assignments and other agreements and instruments and will take all such other reasonable actions as the purchasing Member or Members may request.

          (d) The provisions of this Section 7.2 will not apply to any Transfer of all of a Member's Ownership Interest permitted by Section 7.1(b).

     7.3 General Conditions on Transfers. No Transfer of an Ownership Interest will be effective nor will any purported transferee of an Ownership Interest become a Member or otherwise be entitled to any of the attributes of ownership (including the right to inspect the books or records of the Company, the right to vote or consent in any manner whatsoever on Company matters, or the right to receive any Distributions from the Company) applicable to the Ownership Interest which is the subject of the purported or attempted Transfer, unless such Transfer is permitted pursuant to Section 7.1 and 7.2 and the conditions set forth in subsections (a), (b) and (c) below are satisfied:

          (a) The transferor has executed, and delivers to the Company, a copy of the assignment of the Ownership Interest to the transferee in form and substance satisfactory to the Company;

          (b) The transferee, if not already a party to this Agreement, executes and delivers to the Company a counterpart of this Agreement; and

          (c) If required by the other Members, the transferee (other than a transferee Member) delivers an opinion of counsel, satisfactory in form and substance to such Members, to the effect that the Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes and would not violate or result in the violation of any applicable law (including, federal, state and, if applicable, foreign securities laws and regulations).

     7.4 Rights of Transferees. Upon a Transfer of an Ownership Interest effected in compliance with this Agreement, a transferee will be entitled to allocations of Profits and Losses and to receive Distributions from the Company attributable to the Ownership Interest acquired from and after the Effective Date of the Transfer of such Ownership Interest to the transferee. The Company and the Members will be entitled to treat the transferor of such Ownership Interest as the absolute owner thereof in all respects and will incur no liability for allocations of Profits and Losses or Distributions or transmittal of reports and notices required to be given to Members which are made to the transferor until such time as all the conditions of Section 7.3 have been complied with and the Effective Date of the Transfer has passed. The "Effective Date" of such Transfer, and the date on which a transferee which is not a Member will become a Member, will be the first day following completion of all of the requirements set forth in Section 7.3.

     7.5 Effect of Attempted Transfer. A Member which attempts to Transfer all or any part of its Ownership Interest without complying with this Agreement will not cease to be a Member upon such purported Transfer.

     7.6 Indemnification in Case of Unauthorized Transfers. Each Member agrees to indemnify and save harmless the Company and the Members against any and all loss, damage and expense (including tax liabilities or loss of tax benefits) arising, directly or indirectly, as a result of any Transfer or purported Transfer by such Member in violation of any provision contained in this Agreement.


                                  ARTICLE VIII
                                   DISSOLUTION

     8.1 Dissolution. The Company will continue in existence until dissolved by the occurrence of any one of the following events:

          (a) The decision of the Members to dissolve the Company pursuant to
     Section 6.3;

          (b) The insolvency or bankruptcy or dissolution of the Company or a general assignment by the Company for the benefit of its creditors;

          (c) The Bankruptcy or dissolution of a Member or such other change in the relationship of the Members causing dissolution under the Act, provided that the Company will be deemed to be continued as specified in Section 8.2;

          (d) The occurrence of any event which makes it unlawful for the business of the Company to be carried on or for the Members to carry it on in limited liability company form;

          (e) The entry of a decree of judicial dissolution under the Act;

          (f) The sale or other disposition of all or substantially all of the Company's assets (other than cash); or

          (g) The expiration of the term of the Company specified in Section
     2.5.

     8.2 Continuation after Certain Withdrawals. If a dissolution of the Company results from an event described in Section 8.1(c), the business of the Company will be deemed to be continued (without liquidation or winding up of the Company's affairs) by the Persons that are Members immediately following such event.

                                  ARTICLE IX
                                  LIQUIDATION

     9.1 Liquidation. Upon dissolution of the Company, a Person (the "Liquidating Agent") selected by the Members pursuant to Section 6.3 will immediately proceed to wind up the affairs of the Company and liquidate all or any part of the Company's assets it deems appropriate. Any gain or loss on the disposition of Company property in liquidation will be credited or charged to the Members as provided in Articles IV and V.

     9.2 Priority of Payment. Except as otherwise required by Section 9.1, the Company assets will be distributed in liquidation of the Company in the following order:

          (a) To the payment or provision for the payment of the debts and liabilities of the Company including any amounts which may be owed to any Members (except Company Subordinated Loans) and the expenses of liquidation;

          (b) To the payment of Company Subordinated Loans;

          (c) To the establishment of any reserves which the Members or the Liquidating Agent, as the case may be, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

          (d) To the payment to the Members of their respective Capital Accounts as adjusted for their respective shares of the liquidation Profits and Losses and after taking into account any required Capital Contributions pursuant to Section 9.3.

     9.3 Capital Account Deficit Make-Up Requirement. Upon an actual or constructive Liquidation of the Company, any Member with a negative balance in such Member's Capital Account will pay to the Company an amount of money equal to such negative balance by the end of the Company taxable year during which such event occurs (or, if later, within 90 days after the date of such event). For purposes of determining a Member's obligation to restore a negative Capital Account balance upon an actual or constructive Liquidation of the Company, the negative balance in such Member's Capital Account will be determined after the allocation of all Profits and Losses of the Company for the Company taxable year during which such Liquidation occurs (including any gain or loss with respect to assets distributed in kind, and any income or gain allocated to such Member pursuant to the qualified income offset and minimum gain chargeback provisions, if applicable), and after the Company pays or provides for the payment of Company liabilities and the Company sets up reasonable reserves as provided in
Section 9.2 (but immediately prior to the Company making distributions to Members with respect to their Capital Accounts).

     9.4 Liquidating Distributions to Members.

          (a) The liquidating Distributions due to the Members may be made by either or both of the following methods at the election of the Liquidating
     Agent: (i) selling the Company assets and distributing the net proceeds; or
     (ii) distributing the Company assets in kind to the Members in proportion to the amounts distributable to them pursuant to Section 9.2, and calculating the value of such assets at their Fair Market Value (reduced by the amount of associated liabilities) on the date of distribution. Any Distribution in kind to the Members may be made, if the Members unanimously agree, by non pro rata distribution of specific assets at Fair Market Value (reduced by the amount of associated liabilities) on the effective date of Distribution. Appropriate and customary prorations and adjustments will be made incident to any Distribution in kind. All liquidating distributions will be made by the end of the Company's taxable year during which the actual Liquidation occurs (or, if later, within 90 days after the date of such event).

          (b) Any Distribution in kind may be made subject to, or require assumption of, liabilities to which such property may be subject, but in the case of any non-pro rata Distribution in kind only upon the express written consent of the Member receiving such Distribution.

          (c) Each Member hereby agrees to save and hold harmless the other Members from such Member's proportionate share of any and all liabilities which are assumed in accordance with Section 9.4(b).

          (d) Subject to Section 9.4(c), the Members will look solely to the assets of the Company for the return of their Capital Contributions to the Company, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member.


                                   ARTICLE X
                   COVENANTS, REPRESENTATIONS AND WARRANTIES

     10.1 Confidentiality. No Member or Affiliate of such Member will disclose to any third party (other than their respective employees in their capacity as such) any information with respect to the terms and provisions of this Agreement, except: (a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event, the party making such disclosure will so notify the others and will seek confidential treatment of such information, (b) to the extent necessary to comply with applicable securities or other laws, or the rules of the Federal Communications Commission or of any national stock exchange or stock association, so long as the party making such disclosure will so notify the others and discuss in good faith with the others the exact wording of such disclosure, (c) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, provided, however, that such parent company, auditors and attorneys agree to be bound by the provisions of this Section, (d) in order to enforce its rights pursuant to this Agreement, or (e) to any bona fide prospective purchaser of the stock or assets of such party, or merger partner of such party, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section.

     10.2 Representations. Each Member represents and warrants to the other Member that, as of its signing of this Agreement:

          (a) It is duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or registered to do business in each state or other jurisdiction in which the failure to so qualify or register would have a material adverse effect upon such Member or the Company;

          (b) It has full corporate power and authority to enter into and perform this Agreement;

          (c) All actions necessary to authorize the signing and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly taken;

          (d) This Agreement has been duly signed and delivered by an authorized officer of such Member and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies is subject to judicial discretion;

          (e) No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by such Member or, to the best of such Member's knowledge, the consummation of the transactions contemplated by this Agreement; and

          (f) The signing, delivery and performance of this Agreement do not violate the articles of incorporation or bylaws of such Member or any material agreement to which such Member is a party or by which it is bound.


                                  ARTICLE XI
                                INDEMNIFICATION

     11.1 Members' Indemnification. No Member will have any authority to act for or to assume any obligation or responsibility on behalf of another Member or the Company except as expressly provided in this Agreement. In addition to the other remedies specified in this Agreement, each Member agrees to indemnify and hold each other Member harmless from and against any claim, demand, loss, damage, liability or expense of any kind or nature whatsoever, including attorneys' fees ("Liabilities"), incurred by or against such other Member and arising out of or resulting from any action taken by the indemnifying Member in violation of this
Section 11.1.

     11.2 Indemnification as to Actions or Omissions in Company's Business. Except to the extent otherwise provided in Section 11.1, the Company will indemnify and hold harmless each Member from any Liabilities incurred or suffered by such Member with respect to any third-party claim by reason of any act performed or omitted to be performed, or alleged to have been performed or omitted, by the Member in connection with the business of the Company; provided that, if the Member's action or omission to act caused the Liability incurred or suffered, the Member may not receive indemnification or avoid liability by reason of this provision with respect to any claim as to which the Member is adjudged by a final nonappealable decision of a court of competent jurisdiction to have acted in or with fraud, bad faith, gross negligence or willful misconduct. Any such indemnification will be made promptly following the fixing of the Liability incurred or suffered by final nonappealable decision, settlement, contract or otherwise (except that any attorneys' fees and the expenses of defense will be paid as incurred).

     11.3 Cross Indemnification. As among the Members, no Member will be liable or bear responsibility for more than its proportionate share (based on its Ownership Interest at the time such liability or obligation arises) of each of the liabilities and obligations of the Company. In the event that any Member is required to pay, discharge or otherwise bear responsibility for any amount of any Loss in excess of such Member's proportionate share (otherwise than by reason of such Member's violation of this Agreement, fraud, bad faith, gross negligence or willful misconduct), the other Members agree to indemnify, hold harmless and reimburse (directly or through the Company) such Member against and for such other Members' proportionate share of such excess. It is the intention of the Members that, following the operation of this Section, each Member will have borne exactly its proportionate share of the Loss at issue.

     11.4 Indemnification Procedures. Any Person asserting a right to indemnification under this Article XI will so notify the other Member(s) in writing. If the facts giving rise to such indemnification involve any actual or threatened claim or demand by or against a third party, the indemnifying Person will be entitled to control the defense or prosecution of such claim or demand in the name of the indemnified Person, with counsel satisfactory to the indemnified Person, if the indemnifying Person notifies the indemnified Person in writing of its intention to do so within 20 days of receipt of such notice. Notwithstanding the preceding, the indemnified Person will have the right to participate in the defense or prosecution of the claim or demand through counsel of its own choosing, and such participation will be at the indemnified Person's expense unless (i) the indemnified Person has been advised by its counsel that use of the same counsel to represent both the indemnifying Person and the indemnified Person would present a conflict of interest (which will be deemed to include any case where there may be a legal defense or claim available to the indemnified Person which is different from or additional to those available to the indemnifying Person), in which case the indemnifying Person will not have the right to direct the defense of such action on behalf of the indemnified Person, or (ii) the indemnifying Person fails to commence to defend or prosecute such claim or demand within a reasonable time or fails to continue to defend or prosecute vigorously such claim or demand. Whether or not the indemnifying Person chooses to defend or prosecute such claim, the parties will cooperate in the prosecution or defense of such claim and will furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection with such claim. The indemnifying Person will not settle or permit the settlement of any such third party claim or action (i) in each case other than a settlement involving the payment of money only by the indemnifying Person, without the prior written consent of the indemnified Person, which consent will not be unreasonably withheld and (ii) unless it obtains the unconditional release of all indemnified parties. Any right of indemnification of a Member hereunder shall also extend to such Member's officers, directors, shareholders, employees and agents.


                                  ARTICLE XII
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

     12.1 Maintenance of Books and Records. The Company's books and records will be maintained in accordance with generally accepted accounting principles on a basis consistently applied. The Fiscal Year of the Company will be the one year period (or shorter period beginning on the date of this Agreement) ending on June 30 of each year. The Company's books and records, this Agreement, as amended, and any other records or instruments required by applicable law, will be maintained at the principal place of business of the Company and will be open to inspection by the Members or their duly authorized representatives during business hours. Such records will fully and accurately reflect all transactions of the Company and include all documents and materials with respect to the Company's business as are usually maintained by Persons engaged in similar businesses. Accounts, books and other relevant Company records will be maintained and preserved for such period as may be required by law. Accounts and funds of the Company will be kept separate from those of the Members.

     12.2 Operating and Financial Statements. The Company will provide the Members with monthly internal operating statements within 20 days after the end of each calendar month. The Company will provide the Members with unaudited financial statements (balance sheet, statements of income or loss, Members' equity and changes in financial position) prepared in accordance with generally accepted accounting principles on a basis consistently applied (subject to normal year-end adjustments), within 45 days after the end of each calendar quarter. The Company will cause audited financial statements to be prepared by the Accountant for each Fiscal Year, and such statements will be distributed to the Members on an annual basis within 90 days of the end of such Fiscal Year.

     12.3 Other Information. The Company will deliver to each Member such other information as required for filing the tax returns of such Member and will also from time to time furnish such other information as such Member may reasonably request for the purpose of enabling such Member to comply with any reporting or filing requirements imposed by any governmental agency or authority pursuant to any statute, rule, regulation or otherwise.

     12.4 Tax Matters Member. RTV is hereby designated as the "Tax Matters Partner" within the meaning of Section 6231(a)(7) of the Code (the "Tax Matters Member"). The Tax Matters Member will take reasonable action to cause each other Member to be treated as a "notice member" within the meaning of Section 6231(a)(8) of the Code. All expenses incurred by the Tax Matters Member while acting in its capacity as such will be paid or reimbursed by the Company. Each Member will have the right to participate in (a) any administrative proceeding relating to the determination of Company items at the Company level, and (b) any discussions with the Internal Revenue Service relating to the allocations of Profits and Losses pursuant to this Agreement, and no settlement or compromise of any issue related to such allocations will be made without the consent of all affected Members.


                                 ARTICLE XIII
                                 MISCELLANEOUS

     13.1 Governing Law. The terms of this Agreement and all rights and obligations of the Members under this Agreement will be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

     13.2 Notice. All notices under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by telecopy or commercial courier or three days after being mailed by registered or certified mail, return receipt requested, as follows:

            To TCII at:

            1040 North Las Palmas, Building 27
            Los Angeles, CA 90038
            Attention: Allen De Bevoise
            Telecopy: (213) 871-8282

            With a copy to:

            Steven D. Miller, Esq.
            Sherman & Howard L.L.C.
            633 17th Street, Suite 3000
            Denver, CO  80202
            Telecopy:  (303) 298-0490

            To RTV at:

            506 Santa Monica Boulevard
            Suite 400
            Santa Monica, CA 90401
            Attention:  Greg Ritchey
            Telecopy: (310) 393-5749

            With a copy to:

            Garth Jensen, Esq.
            Holme Roberts & Owen LLC
            1700 Lincoln Street, Suite 4100
            Denver, CO  80202
            Telecopy:  (303) 866-0200

Any Member may change the address(es) to which notices are required to be sent by giving notice of such changes in the manner provided in this Section, provided that such notice will not be effective until actual receipt by the other Member(s).

     13.3 Counterparts. This Agreement may be executed in multiple counterparts, all of which together will constitute one single original instrument.

     13.4 Entirety. This Agreement (including the attached Schedules and Exhibits which are incorporated by this reference) sets forth the entire agreement and understanding of the Members and supersede all prior or contemporaneous agreements among the parties, in each case with respect to the subject matter of this Agreement.

     13.5 Amendment. This Agreement may be amended only by written consent in accordance with Section 6.3.

     13.6 Waiver of Partition and Dissolution. Each Member irrevocably waives, during the term of the Company, any right that it may have to maintain any action for partition with respect to any Company property or, subject to the terms of this Agreement, for the judicial dissolution of the Company.

     13.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Members intended to be benefitted by such provision or any other provisions of this Agreement.

     13.8 Parties in Interest. The terms of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their permitted successors and assigns. Nothing in this Agreement, whether express or implied, will be construed to give any Person (other than the parties to this Agreement and their permitted successors and assigns) any legal or equitable right, remedy or claim under or with respect to this Agreement or any covenants, conditions or provisions contained in it.

     13.9 Further Assurances. Upon reasonable request from time to time, each Member will execute and deliver all documents and instruments and do all other acts that may be reasonably necessary or desirable to carry out the intent and purposes of this Agreement.

     13.10 No Right of Set Off. Except as otherwise agreed to by the Company and a Member, no Member will be entitled to offset against any of its financial obligations to the Company under this Agreement, any obligation owed to it or any of its Affiliates by or for any other Member or any other such Member's Affiliates.

     13.11 No Strict Construction. This Agreement has been negotiated by the parties and their legal counsel, and legal or equitable principles that might otherwise require the construction of this Agreement or any provision of this Agreement against the party who drafted this Agreement will not apply in any construction or interpretation of this Agreement.

     13.12 No Waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

     13.13 Headings. The headings in this Agreement are intended only for convenience and do not constitute a part of this Agreement and will not be considered in the interpretation of this Agreement or any of its provisions.

     13.14 Costs and Expenses of Agreement. Each of the parties to this Agreement will be responsible for its own costs and expenses (including fees of attorneys, accountants and other consultants) in connection with the negotiation, preparation and execution of this Agreement.

     13.15 Dealing with Related Parties. The Company will not be prohibited from or otherwise limited in employing, contracting with (including contracts for the sale, exchange, or lease of the Company's property otherwise permitted under this Agreement), or otherwise dealing with any person or entity by reason of the fact that such person or entity is an Affiliate of any Member, or is an entity in which any Member has an interest, whether such relationship, affiliation, or interest is direct or indirect, provided that the terms and conditions, including the price, of such employment, contract, or other dealing are fair and reasonable and in the best interests of the Company.

     13.16 Other Activities. The Members and their present and future shareholders, directors, officers, agents and employees, and present and future Affiliates of any of the foregoing, may engage in or possess interests in other businesses or ventures of any nature and description, independently or with others (whether or not such businesses are in competition with the business or any activities of the Company), and neither the Company nor any other Member will have any right by virtue of this Agreement in such independent ventures. Each Member, by the execution of this Agreement, acknowledges that each other Member and its present and future shareholders, directors, officers, agents and employees, and present and future Affiliates of each of the foregoing, are or may be engaged in business ventures that are or may be competitive with the business or other activities of the Company and agrees that none of such Persons shall have any duty to present to the Company any opportunity, or to account to the Company or share with the Company any profits from any business or venture, and for all purposes related to the foregoing shall be treated as if each such Person were not a Member of the Company and were not a shareholder, director, officer, agent or employee of such Member, or an Affiliate of any of the foregoing. In addition, each Member or its Affiliate may do business with any client, customer or supplier of the Company or employ or otherwise engage any former officer or employee of the Company provided that the foregoing does not authorize any person to use the Company's Confidential Information in a competing business.

     The parties have executed this Operating Agreement of RecoveryNet Interactive, L.L.C. as of the date first written above.

                              TCI ONLINE RECOVERYNET HOLDINGS, INC.


                              By:   __________________________________
                              Name: __________________________________
                              Title:__________________________________


                              RECOVERY NETWORK, INC.


                              By:   __________________________________
                              Name: __________________________________
                              Title:__________________________________

                                   SCHEDULE 1

              Initial Capital Contributions and Ownership Interests



------------ ---------------------------------- -------------------------------
  Member     Initial Capital Contribution       Ownership Interest
------------ ---------------------------------- -------------------------------
TCII         $100,000                           50%

             TCII will cause the Company to
             be offered the opportunity to
             enter into an affiliation
             agreement with an affiliate of
             TCII known as @Home in the form
             of Exhibit B.
------------ ---------------------------------- -------------------------------
RTV          $100,000                           50%

             All rights associated with the
             World Wide Web site with a
             domain name of "recovery.com".

             License Agreement pursuant to
             which RTV will grant (i)
             exclusive rights to distribute
             products which RTV owns,
             controls or licenses; and (ii)
             use of RTV logo and such
             agreement will provide that RTV
             will provide cross promotional
             spots and product placement in
             RTV's programming for a fee at a
             favorable rate and that RTV will
             use commercially reasonable
             efforts to promote the Service
             with professional groups and
             organizations which address
             substance abuse and addiction.
------------ ---------------------------------- -------------------------------